FORM 8 - K

             SECURITIES AND EXCHANGE COMMISSION

                    Washington, DC  20549



                       CURRENT REPORT



               Pursuant to Section 13 or 15(d)
                           of the
               Securities Exchange Act of 1934


      Date of Report (date of earliest event reported):

                       January 7, 2000

                 CIRCUIT RESEARCH LABS, INC.

   (Exact Name of Registrant as specified in its Charter)

                           Arizona

       (State or other jurisdiction of incorporation)

                  0-11353        86-0344671

                  Commission            IRS
                   File                 Employer
                   Number               Identification No.

                   2522 West Geneva Drive
                    Tempe, Arizona  85282

          (Address of principal executive offices)



                       (602) 438-0888

               (Registrants telephone number)

Item 5. Other Events

Tempe, AZ January 5, 2000 - Circuit Research Labs, Inc. (OTC/BB: CRLI or the Company) and Harman International Industries, Inc. (NYSE: HAR) announced on December 27th that they have signed a letter of intent whereby CRLI will
acquire   Harmans  Orban  subsidiary.   The   $15   million
transaction is expected to close at the end of January 2000, and will be financed by debt, the structure of which has not yet been announced. The transaction is subject to the ratification of a definitive agreement as well as customary closing conditions.

Based in San Leandro, California, Orban, Inc. is a leading manufacturer of audio processing for radio and TV stations worldwide. Orban has about 75 employees and annual sales of approximately $15 million. Circuit Research Labs will retain the Orban brand and employees, including founder and chief engineer Bob Orban.

The management of the Company believes this business combination is highly complementary and synergistic, since
roughly   80%   of   Orbans  products   are   digital   and
approximately 80% of Circuit Researchs products are analog. Upon the acquisition being completed the Company will soon be equipped to offer a full range of digital and analog audio processing solutions at many price points.

Circuit Research Labs, Inc. manufactures and markets high quality electronic audio processing, transmission encoding and noise reduction equipment for the worldwide radio, television and professional audio markets.

This Form 8K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Managements anticipation of future events is based upon assumptions regarding levels of competition, research and development results, raw material markets, the markets in which the Company operates, and stability of the regulatory environment. Further, the assumptions contained in this release may depend on the integration of the operations of Orban with those of the Company. Any of these assumptions could prove inaccurate, and therefore there can be no assurance that the forward-looking information will prove to be accurate.

Date:  January 7, 2000
                                   Gary D. Clarkson
                                   Secretary